Exhibit 99.3

Prepared Remarks of Edison International CEO and CFO

Third Quarter 2021 Earnings Teleconference

November 2, 2021, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Before I comment on the quarter, let me note the senior leadership changes we announced last week. Kevin Payne, SCE’s president and CEO, plans to retire on December 1, after 35 years with the company. Kevin has had a profound impact at the utility, most particularly with his customer-centric focus, leading our wildfire risk mitigation efforts, and advocating for and advancing the company’s clean energy strategy. While I am going to miss my good friend very much, I am delighted with our deep bench: Steve Powell will succeed Kevin as president and CEO. Jill Anderson, currently SVP of Customer Service, will succeed Steve as EVP of Operations. Promoting SCE talent will ensure a seamless transition, and I believe that Steve and Jill bring exceptional experience to their new roles. Many of you will have an opportunity to meet Steve and Jill next week at EEI’s financial conference.

Today, Edison International reported core earnings per share of $1.69 compared to $1.67 a year ago. This comparison is not meaningful because during the quarter SCE recorded a true-up for the final decision in track 1 of its 2021 General Rate Case, which is retroactive to January 1. Reflecting the year-to-date performance and our outlook for the remainder of the year, we are narrowing our 2021 EPS guidance range to $4.42 to $4.52. We are also reiterating our longer-term EPS growth target of 5 to 7% through 2025. Maria will discuss our financial performance in detail in her report.

Starting with past events, SCE today announced two updates related to the 2017 and 2018 Wildfire and Mudslide Events. Page 3 in the slide deck provides an overall summary. First, SCE revised the best estimate of potential losses to $7.5 billion from $6.2 billion. As we have mentioned in our continuing communications on this topic, we evaluate the best estimate quarterly. As part of the ongoing, complex litigation process, we diligently consider new information that arises to provide you all with our best estimate. Based on additional information across a broad set of claim types collected during the quarter, along with an agreement with the CPUC Safety and Enforcement Division, or SED, which I’ll talk about in a minute, SCE revised its estimate of the total potential losses. While the total estimate increased this quarter, SCE continued to make meaningful progress settling claims and completed approximately $485 million of settlements. SCE has now settled about 70% of the estimated exposure for the 2017 and 2018 events. I want to emphasize that we don’t need equity above our previously disclosed 2021 financing plan to fund the higher estimated losses. Maria will address this topic later on the call.

Second, the utility reached an agreement with the SED to resolve its investigations into the 2017 and 2018 Wildfire and Mudslide Events and three other 2017 wildfires. As we have previously disclosed, the SED has conducted investigations to assess SCE’s compliance with applicable rules and regulations in areas affected by the Thomas, Koenigstein, and Woolsey Fires. It was possible the CPUC would initiate formal enforcement proceedings to pursue fines and penalties for alleged violations, though we were unable to estimate the magnitude or timing as part of our best estimate. The recently executed agreement, which is subject to CPUC approval, would resolve that uncertainty. The agreement has a total value of $550 million, composed of a $110 million fine, $65 million of shareholder-funded safety measures, and an agreement by SCE to waive its right to seek cost recovery for $375 million of uninsured claims payments out of the $5.2 billion total in the current best estimate. In the SED Agreement, SCE did not admit imprudence, negligence, or liability with respect to the 2017 and 2018 Wildfire and Mudslide Events, and will seek rate recovery of prudently-incurred, actual losses in excess of available insurance, other than for the $375 million waived under the SED agreement. While SCE disputes a number of the alleged violations, reaching an agreement puts one additional uncertainty behind us.

Let me now address the Southern California wildfire season. SCE continues to make solid progress in the execution of its Wildfire Mitigation Plan, or WMP, and its PSPS Action Plan.

SCE has installed over 1,000 miles of covered conductor year-to-date, bringing the total to 2,500 miles since program inception. Over the past three years, the utility has replaced about 25% of its overhead distribution power lines in high fire risk areas with covered conductor. SCE has also performed another annual cycle of inspections in high fire risk areas, supplemented with additional inspections targeting dry fuel areas. This resulted in approximately 195,000 assets undergoing 360-degree inspections in SCE’s high fire risk area. SCE also continues to be on track to meet most of its goals outlined in our WMP by end of the year, and the scorecard is shown on page 4 of the slide deck. All these ongoing mitigation actions continue to strengthen our confidence in SCE’s overall improved risk profile with respect to wildfires.

Turning to page 5, we highlight the metrics we showed you last quarter, which are proof points of how SCE believes it has reduced wildfire risk for its customers. We have added an additional metric. Looking back at past wildfire events and considering SCE’s current PSPS protocols, we can quantify the damage that would have been prevented. Using red flag warning days as a proxy for when the utility would use PSPS today, SCE would have prevented over 90% of the structures damaged or destroyed for fires larger than 1,000 acres associated with its infrastructure. However, we think it is more important to assess how much total risk SCE has reduced on a forward-looking basis. We have summarized this on page 6. In total, considering physical mitigation measures such as covered conductor, operational practices such as tree removals, inspections, and vegetation management, and the use of PSPS, SCE estimates that it has reduced the probability of losses from catastrophic wildfires by 55 to 65%, relative to pre-2018 levels. This is based on a recent analysis using Risk Management Solutions’ industry-leading wildfire model and SCE’s data related to actual mitigations deployed and mitigation effectiveness, which enabled us to quantify the risk reduction. While the risk can never be fully eliminated, SCE expects to further reduce risk, and decrease the need for PSPS to achieve this risk reduction, with continued grid hardening investments.

As California continues to transition to a clean energy economy, maintaining and even improving system reliability becomes essential, particularly with greater reliance on electricity.

SCE worked closely with the Governor’s Office, CAISO, CPUC, customers and stakeholders to avoid rolling outages this past summer, when the state and the West once again faced record temperatures. Major California energy agencies, including the CAISO, California Energy Commission, and CPUC, have indicated that additional capacity is needed to support summer 2022 under extreme conditions like the heat, drought, and wildfires we have seen repeatedly over the past several years. To accelerate construction of new capacity, the Governor issued an Emergency Proclamation that requested the CPUC to work with load serving entities to accelerate construction of energy storage for 2021 and 2022. To this end, in addition to securing over 230 MW of additional capacity from third-parties, SCE plans to construct about 535 MW of utility-owned storage for this upcoming summer. This is a material increase in incremental capacity to mitigate the risk of statewide customer outages for summer 2022 caused by extreme weather events and continued drought conditions.

While the Governor signed the largest climate package in state history, which included 24 bills and over $15 billion in climate, clean energy, and wildfire preparedness funding, there is still an ongoing need for more to be done. I would like to highlight a paper we recently released, titled “Mind the Gap: Policies for California’s Countdown to 2030.” This policy paper is Edison International’s latest contribution to identify policies and actions needed to help California reduce emissions and decarbonize the economy. In it, we identified state and federal policy recommendations needed for California to meet its 2030 climate target, which is a foundational waypoint for the state to achieve its goal to decarbonize its economy by 2045. While California has made progress in reducing GHG emissions, closing the gap between the current trajectory and its 2030 goal requires a significant acceleration of its efforts—quadrupling the average 1% annual reduction in GHG emissions achieved since 2006 to 4.1% per year between 2021 and 2030. That will require market transforming policies and incentives to advance critical areas such as decarbonizing the power supply; preparing the grid for shifts in usage and increasing demands; and electrifying transportation and buildings.

As the only all-electric investor-owned utility in California, SCE is well positioned to lead this transition. We will continue to work in close partnership with policymakers and stakeholders to identify ways to improve funding, planning, standard setting, and other approaches to successfully achieve the equitable and affordable transition to a clean energy economy. To emphasize affordability, our analysis shows that an electric-led transition is the most affordable pathway, since the greater efficiency of electric motors and appliances will reduce customers’ total costs across all energy commodities by one-third by 2045. Edison International is committed to achieving net-zero GHG emissions across Scopes 1, 2, and 3 by 2045. This covers the power SCE delivers to customers, and Edison International’s enterprise-wide operations, including supply chain. This continues our alignment with the broad policies needed to address climate change and ensure a resilient grid.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

My comments today will cover third quarter 2021 results, our capital expenditure and rate base forecasts, and updates on other financial topics.

Edison International reported core earnings of $1.69 per share for the third quarter 2021, an increase of 2 cents per share from the same period last year. As Pedro noted earlier, this year-over-year comparison is not particularly meaningful because SCE recorded a true-up for the final decision in its 2021 General Rate Case, which is retroactive to January 1.

On page 7, you can see SCE’s key third quarter EPS drivers on the right-hand side. I will highlight the primary contributors to the variance.

To begin, SCE received a final decision in the 2021 GRC during the third quarter. Because first and second quarter results were based on 2020 authorized revenue, a true-up was recorded during the quarter for the first sixth months of 2021. This true-up is reflected in several line items on the income statement for a net increase in earnings of 35 cents. The components are listed in footnote 3.

Higher 2021 revenues contributed 55 cents, including 50 cents related to the 2021 GRC decision, 4 cents for CPUC revenues related to certain tracking accounts, and 1 cent at FERC.

O&M had a positive variance of 28 cents, mainly due to the establishment of the vegetation management and risk management balancing accounts, partially offset by increased wildfire mitigation costs due to the timing of regulatory deferrals in the third quarter of 2020.

Depreciation had a negative variance of 20 cents, primarily driven by a higher asset base and a higher depreciation rate resulting from the 2021 GRC decision.

Income taxes had a negative variance of 41 cents. This includes 39 cents of lower tax benefits related to balancing accounts and the GRC true-up, which are offset in revenue and have no earnings impact.

At EIX Parent and Other, the loss per share was 9 cents higher than in third quarter 2020. The primary driver was preferred dividends on the $1.25 billion of preferred equity we issued at the parent in March of this year.

Now let’s move to SCE’s capital expenditure and rate base growth forecasts. As shown on page 8, we have updated our capital forecast primarily to reflect the recently announced utility owned storage investment. As Pedro mentioned, SCE filed an advice letter for cost recovery of $1 billion of capital spending to construct about 535 megawatts of utility-owned storage. SCE is seeking expedited approval of the advice letter to maximize the likelihood of the projects meeting their expected online dates for the incremental capacity needed for summer 2022. These projects are a prime example of the essential role utilities can play in quickly ensuring California has a safe, reliable, and clean electricity supply. We increased our 2022 capital expenditure forecast by approximately $900 million and lowered the forecasts somewhat for 2023 through 2025 because these storage projects accelerate some, but not all, of the capacity we previously forecasted in those years. The net increase in the high end of the capital forecast for 2021 through 2025 is approximately $500 million.

As shown on page 9, we have also updated our rate base forecast to reflect the storage investments I just mentioned. This is the primary driver of the increase to the 2022 through 2025 rate base forecasts. For 2021, we also fine-tuned the forecast to reflect adjustments related to wildfire mitigation tracking accounts following the implementation of the 2021 GRC decision, and quarter-end assessments of the spending related to these accounts. The result of these updates is a reduction to 2021 rate base of $300 million. Overall, these updates result in a projected rate base growth rate of 7 to 9% from 2021 to 2025.

Page 10 provides an update on several major approved and pending applications for recovery of amounts in regulatory assets. This will result in significant incremental cash flow to SCE over the next few years. SCE expects to collect over $1.4 billion in rates between now and 2024 related to already approved applications. About half of that balance will be recovered in 2022. For the three pending applications shown in the middle of the slide, assuming timely regulatory decisions, SCE expects to collect another $844 million by the end of 2023. Lastly, we show the remaining expected securitizations of AB 1054 capital expenditures. The utility recently received a final decision in its second securitization application. This will allow SCE to securitize $518 million of wildfire mitigation capital expenditures. SCE expects to complete the securitization in Q4 of this year or Q1 2022. The securitizations, along with the rate recovery of the other regulatory assets, will allow SCE to pay down short-term debt and strengthen our balance sheet and credit metrics.

Turning to page 11, during the quarter SCE filed an application to establish its CPUC cost of capital for 2022 through 2024 and reset the cost of capital mechanism. SCE is requesting an ROE of 10.53% with resets to its cost of debt and preferred financing, which would keep customer rates unchanged. The utility’s alternative request to maintain its ROE at 10.3% and reset the costs of debt and preferred would reduce customer rates by about $50 million in 2022. When SCE filed the cost of capital request in August, it paused any other filings related to the trigger mechanism. Last week, SCE was directed by the CPUC to file the information that would have normally been provided in those other filings. The next step from here is that the Commission will issue a scoping memo to outline the issues and procedural schedule.

Turning to guidance, pages 12 and 13 show our 2021 guidance and the preliminary modeling considerations for 2022. As Pedro mentioned earlier, we are narrowing the 2021 EPS guidance range to $4.42 to $4.52. Turning to page 14, we see an average need of up to $250 million of equity content annually through 2025. The specific annual amounts will depend on the level of spending within our capital plan for that year. The significant new investment of $1 billion of utility owned storage considerably accelerates the timing of the capital investment program and increases the overall opportunity as noted earlier. To fund this growth, which is well above the high end of the capital spending range previously disclosed for next year, we anticipate accelerating the issuance of equity content securities from the 2023 through 2025 period into 2022. The 2022 equity need will be in the range of $300 to $400 million and we will provide more specifics on the financing plan when we provide 2022 EPS guidance on the fourth quarter 2021 earnings call. Additionally, let me reiterate Pedro’s comment that the SED agreement and update to the best estimate of potential losses associated with the 2017 and 2018 Wildfire and Mudslide Events do not require equity above the levels previously announced in our 2021 financing plan. Consistent with our prior disclosure, we plan to issue securities with up to $1 billion of equity content to support investment grade credit ratings.

In closing, I want to underscore the important role that SCE plays in ensuring safety and resiliency. This can be seen in the ongoing investment in risk-reducing wildfire mitigation as well as utility-owned storage to enhance near-term reliability. These investments are indicative of the longer-term opportunity associated with meeting customer needs and clean energy objectives and gives us confidence in reiterating our long-term EPS growth rate of 5 to 7% for 2021 through 2025.